ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated March 2, 2011

UBS AG $•   Return Optimization Securities

Linked to a Basket of Corn, Soybeans and Wheat Futures Contracts due on or about March 20, 2012

Investment Description

Return Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by UBS AG (“UBS”) with returns linked to the performance of an equally weighted basket (the “underlying basket”) of futures contracts on Corn, Soybeans and Wheat (each such futures contract, a “basket commodity” and collectively, the “basket commodities”). If the basket return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the multiplier of 1.5 times the basket return, up to the maximum gain of 26.00% to 31.00% (to be determined on the trade date). If the basket return is zero, UBS will repay the full principal amount at maturity. However, if the basket return is negative, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. Investing in the Securities involves significant risks. UBS will not pay any interest on the Securities. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Market Exposure to Agricultural Commodities: The Securities provide exposure to an equally weighted basket of futures contracts on Corn, Soybean and Wheat.
☐	Enhanced Growth Potential: At maturity, the Securities enhance any positive basket return up to the maximum gain. If the basket return is negative, investors will be exposed to the negative basket return at maturity.
☐	Full Downside Market Exposure: If the basket return is negative, investors will be exposed to the negative basket return at maturity resulting in a loss of principal that is proportionate to the underlying basket’s decline from the trade date to the final valuation date. Investors could lose some or all of their initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date(1)	March 14, 2011
Settlement Date(1)	March 17, 2011
Final Valuation Date(2)	March 14, 2012
Maturity Date(2)	March 20, 2012
(1)	Expected. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Securities remains the same.
(2)	Subject to postponement in the event of a market disruption event and as described under “Market Disruption Events” on page 13 of this free writing prospectus.

NOTICE TO INVESTORS:  THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Return Optimization Securities linked to an equally weighted basket of futures contracts on Corn, Soybeans and Wheat. The return on the Securities is subject to, and will not exceed, the predetermined maximum gain or the corresponding “maximum payment at maturity per Security,” both of which will be determined on the trade date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Basket Commodities (Component Weighting)	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Basket Level	CUSIP	ISIN
Corn futures contract (-1/3)	1.50	26% to 31%	$12.60 to $13.10	100	902669290	US9026692908
Soybeans futures contract (-1/3)
Wheat futures contract (-1/3)

See “Additional Information about UBS and the Securities” on page 2. Each Security we are offering will have the terms set forth in the product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public			Underwriting Discount			Proceeds to UBS AG
Offering of Securities	Total		Per Security	Total		Per Security	Total		Per Security
Securities Linked to a Basket of Corn, Soybeans and Wheat Futures Contracts	$	•	$10	$	•	$0.20	$	•	$9.80

UBS Financial Services Inc.

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 11, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000119312511005724/d424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refer to the Return Optimization Securities that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 11, 2011 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as an investment in the underlying basket.
♦	You believe the underlying basket will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of between 26.00% and 31.00% (the actual maximum gain will be determined on the trade date).
♦	You understand and accept that your potential return is limited by the maximum gain and you would be willing to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the front cover (the actual maximum gain will be set on the trade date).
♦	You fully understand the risks associated with commodities generally and with agricultural commodities specifically.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that has the same downside market risk as an investment in the underlying basket.
♦	You believe that the level of the underlying basket will decline during the term of the Securities and is likely to close below the initial basket level, or you believe the underlying basket will appreciate over the term of the Securities by more than the maximum gain.
♦	You would be unwilling to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the front cover (the actual maximum gain will be set on the trade date).
♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦	You do not fully understand the risks associated with commodities generally and with agricultural commodities specifically.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 12 months, and you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 and the “Risk Factors” beginning on page PS-8 of the product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term	Approximately 12 months
Underlying Basket	The Securities are linked to an equally weighted basket consisting of futures contracts on (i) Corn, (ii) Soybeans and (iii) Wheat (each, a “basket commodity” and collectively, the “basket commodities”).
Component Weightings	With respect to the futures contracts on: (i) Corn: -1/3, (ii) Soybeans: -1/3 and (iii) Wheat: -1/3.
Maximum Gain	26.00% to 31.00%. The actual maximum gain on the Securities will be determined on the trade date.
Multiplier	1.50
Payment at Maturity (per Security)	If the basket return is positive, we will pay you a cash payment at maturity per Security, equal to:
$10 + [$10 × the lesser of (1.5 × Basket Return) and (Maximum Gain)]
If the basket return is zero, we will pay you a cash payment at maturity of $10 per Security.
If the basket return is negative, we will pay you a cash payment at maturity per Security that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:
$10 + ($10 × Basket Return)
Basket Return	Final Basket Level - Initial Basket Level Initial Basket Level
Initial Basket Level	Set equal to 100 on the trade date.
Final Basket Level	The basket closing level on the final valuation date.
Basket Closing Level	On the final valuation date, the basket closing level will be calculated as follows:
100 × [1 + (corn return × -1/3) + (soybeans return × -1/3) + (wheat return × -1/3)], where the return for each basket commodity is equal to the commodity return of the respective basket commodity.
Commodity Return	With respect to each basket commodity, the percentage change from the respective initial commodity price to the respective final commodity price, calculated as follows:
Final Commodity Price - Initial Commodity Price Initial Commodity Price
Initial Commodity Price	With respect to each basket commodity, the Closing Price for such basket commodity on the trade date, as determined by the calculation agent.
Final Commodity Price	With respect to each basket commodity, the Closing Price for such basket commodity on the final valuation date, as determined by the calculation agent.

Closing Price	With respect to Corn, on any trading day, the Closing Price is the official settlement price per bushel on the Chicago Board of Trade (the “CBOT'') of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “C 1'' <Comdty>), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2'' <Comdty>) will be used.
With respect to Soybeans, on any trading day, the Closing Price is the official settlement price per bushel on the CBOT of the first nearby month futures contract for deliverable grade Soybeans, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “S 1'' <Comdty>), provided that if such date falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “S 2'' <Comdty>) will be used.
With respect to Wheat, on any trading day, the Closing Price is the official settlement price per bushel on the CBOT of the first nearby month futures contract for deliverable grade Wheat, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “W 1'' <Comdty>), provided that if such date falls within the notice period for delivery of wheat under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “W 2'' <Comdty>) will be used.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in any offering of the Securities involves significant risks. Some of the risks that apply to each offering of the Securities are summarized here, but we urge you to read the explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities. The return on the Securities at maturity is linked to the performance of the underlying basket and will depend on whether, and the extent to which, the basket return is positive or negative. If the basket return is negative, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying basket from the trade date to the final valuation date. Accordingly, you could lose up to your entire investment in the Securities.
♦	The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities themselves and the return you realize may be less than the underlying basket’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited by the maximum gain — The return potential of the Securities is limited by the maximum gain of 26.00% to 31.00% (actual maximum gain to be determined on the trade date). Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain, and your return on the Securities may be less than it would be in a direct investment in the underlying basket or the basket commodities.
♦	Credit risk of UBS — The Securities are unsecured and unsubordinated debt obligations of the issuer, UBS. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	No interest payments: UBS will not pay any interest payments with respect to the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall. There can be no assurance that the basket return will be positive on the final valuation date. The level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket commodities that comprise the underlying basket. You should be willing to accept the risks of owning commodities and commodity futures contracts in general and the basket commodities in particular, and the risk of losing some or all of your initial investment.
♦	The formula for calculating the payment at maturity of the Securities will not take into account all developments in the basket commodities — Changes in the market prices for the basket commodities during the term of the Securities before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial basket level on the trade date and the final basket level on the final valuation date. No other levels will be taken into account. As a result, you may lose some or all of your investment even if the level of the underlying basket has appreciated at certain times during the term of the Securities before declining to a basket closing level that is below the initial basket level on the final valuation date.
♦	Correlation of performances among the basket commodities may reduce the performance of the Securities, and changes in the value of the basket commodities may offset each other — The basket commodities have historically exhibited correlated price movements. High correlation during periods of negative returns among the basket commodities could have an adverse effect on your return on your investment at maturity. However, the prices of the basket commodities may become uncorrelated in the future. If this happens, at a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much or may decline. Therefore, in calculating the level of the underlying basket, increases in the price of some basket commodities may be moderated, or more than offset, by lesser increases or declines in the price of other basket commodities.
♦	Investments related to the price of the basket commodities may be more volatile than traditional securities investments — The price of the basket commodities are subject to variables that may be less significant to the prices of traditional securities such as stocks and bonds, and where the return on such securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices than on traditional securities. These additional variables may create additional investment risks that may cause the price of the basket commodities to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates and cause the value of the Securities to be more volatile than the prices of traditional securities.

♦	The Securities do not offer direct exposure to physical commodities — The Securities will reflect the return on commodity futures contracts, not the return on the physical commodities underlying such commodity futures contracts. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the underlying commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on physical commodities.
♦	Owning the Securities is not the same as owning the commodities or certain other related contracts directly — The return on your Securities will not reflect the return you would realize if you actually purchased the basket commodities or the physical commodities underlying the basket commodities, or exchange-traded or over-the counter instruments based on the commodities. You will not have any rights that holders of such assets or instruments have.
♦	Commodity futures contracts are subject to uncertain legal and regulatory regimes — The commodity futures contracts that underlie the Securities are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the Securities and affect the value of the basket commodities and the underlying basket. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your Securities. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission (the “CFTC”) is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain energy and agricultural based commodities. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts.
♦	The market price of Corn will affect the value of the Securities — Because the Securities are linked, in part, to the performance of the price of the first nearby month futures contract for #2 Yellow Corn (or, if the day on which the price is determined falls within the notice period for delivering of Corn under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract), we expect that generally the market value of the Securities will depend in part on the market price of Corn. The price of Corn is primarily affected by the global demand for, and supply of, Corn. The demand for corn is in part linked to the development of industrial and energy uses for Corn. This includes the use of Corn in the production of ethanol. The demand for Corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for Corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for Corn might decrease. The supply of Corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of Corn. In addition, technological advances could lead to increases in worldwide production of Corn and corresponding decreases in the price of Corn.
♦	The market price of Soybeans will affect the value of the Securities — Because the Securities are linked, in part, to the performance of the price of the first nearby month futures contract for deliverable grade Soybeans (or, if the day on which the price is determined falls within the notice period for delivering of Soybeans under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract), we expect that generally the market value of the Securities will depend in part on the market price of Soybeans. Demand for Soybeans is in part linked to the development of agricultural, industrial and energy uses for Soybeans. In addition, prices for Soybeans are affected by governmental programs and policies regarding agriculture and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect Soybeans prices such as crop yields, natural disasters, pestilence, wars and political and civil upheavals. The substitution of the commodities for Soybeans could also impact the price of Soybeans. The supply of Soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of Soybeans. In addition, technological advances and scientific developments could lead to increases in worldwide production of Soybeans and corresponding decreases in the price of Soybeans.
♦	The market price of Wheat will affect the value of the Securities — Because the Securities are linked, in part, to the performance of the price of the first nearby month futures contract for deliverable grade Wheat (or, if the day on which the price is determined falls within the notice period for delivering of Wheat under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract), we expect that generally the market value of the Securities will depend in part on the market price of Wheat. The price of Wheat is primarily affected by the global demand for and supply of Wheat, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for Wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of Wheat for the production of animal feed and bioethanol which may have a major impact on worldwide demand for wheat. In addition, prices for Wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and fiscal and monetary issues, more generally. Human consumption and alternative uses for wheat and other grains in manufacturing and other industries may also affect the price of Wheat. Wheat prices may also be influenced by or dependant on subsidies, tariffs, retail prices, social trends, lifestyle changes and market power. Extrinsic factors also affect grain prices such as natural disasters, pestilence, wars and political and civil upheavals. Substitution of other commodities for wheat could also impact the price of Wheat. The supply of Wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of Wheat and corresponding decreases in the price of Wheat.
♦	Historical performance of the basket commodities should not be taken as an indication of its future performance of the basket commodities during the term of the Securities — It is impossible to predict whether the price of any of the basket commodities will rise or fall. The basket commodities will be influenced by complex and interrelated political, economic, regulatory, financial, geographical, meteorological and other factors. Moreover, the underlying basket to which the Securities are linked does not have a recognized market value and no historical performance data is available. The Closing Prices of the basket commodities will determine the level of the underlying basket.
♦	Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the price of a basket commodity and the value of the Securities — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of a basket commodity and, therefore, the value of your Securities.
♦	Prices of commodities in a single sector tend to be more volatile than, and may not correlate with, the prices of commodities generally — The Securities are linked exclusively to futures contracts on three agricultural commodities and not to a diverse basket of commodities or a broad-based commodity index. The price of the basket commodities may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked solely to futures contracts on three agricultural commodities, they carry greater risk and may be more volatile than securities linked to prices of multiple commodities or a broad-based commodity index.
♦	There may be little or no secondary market for the Securities — No offering of the Securities will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Securities may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.
♦	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the prices of the basket commodities on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:
➢	the volatility, frequency and magnitude of changes in the price of the basket commodities;
➢	supply and demand trends for the basket commodities or the physical commodities underlying the basket commodities;
➢	the time to maturity of the Securities;
➢	interest and yield rates in the market generally;
➢	supply and demand for the Securities, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;
➢	a variety of economic, financial, political, regulatory, geographical, meteorological and judicial events; and
➢	the creditworthiness of UBS.
♦	The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates may be willing to purchase the Securities in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions. As a result, the Securities are intended to be held to maturity.
♦	Trading and other transactions by UBS or its affiliates in commodities and related futures markets may impair the value of the Securities — We or one or more of our affiliates may hedge our commodity exposure from the Securities by entering intoderivative transactions, such as options related to the basket commodities. Our trading and hedging activities may affect the prices of the basket commodities and make it less likely that you will receive a positive return on your investment in the Securities. It ispossible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in the basket commodities, the physical commodities underlying the basket commodities and instruments linked to the basket commodities on a regular basis as part of our general commodity trading and services and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the basket commodities. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket to which the Securities are linked.
♦	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the basket commodities has occurred or is continuing on a day when the calculation agent will determine the final commodity price for a particular basket commodity. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of 2% per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
♦	The Securities are not regulated by the Commodity Futures Trading Commission — The proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any commodity futures contracts or options on futures contracts for your benefit. An investment in the Securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the Securities will not constitute a direct or indirect investment by you in any commodity futures contracts), and you will not benefit from the regulatory protections of the CFTC. Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the Securities will not be interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Securities?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-28 of the product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table of Securities at Maturity

The following table and hypothetical examples illustrate the payment at maturity per Security under different hypothetical scenarios for a hypothetical offering of the Securities, with the following assumptions (the maximum gain on the Securities will be set on the trade date):

Investment Term:	Approximately 12 months
Initial Basket Level:	100
Multiplier:	1.5
Maximum Gain:	28.50%*
Range of Basket Performance:	75% to -75%**
*	The actual maximum gain will be set on the trade date and will be between 26.00% and 31.00%. If the actual maximum gain as determined on the trade date is less than 28.50%, your payment at maturity and return, if any, may be less than the applicable payment and return shown below.
**	The basket performance range is provided for illustrative purposes only. The actual basket return may be below -75% and you therefore may lose up to 100% of your investment in the Securities

Final Basket Level	Basket Return	Payment at Maturity	Return on the Securities
175.00	75.00%	$12.85	28.50%
165.00	65.00%	$12.85	28.50%
155.00	55.00%	$12.85	28.50%
150.00	50.00%	$12.85	28.50%
145.00	45.00%	$12.85	28.50%
140.00	40.00%	$12.85	28.50%
135.00	35.00%	$12.85	28.50%
130.00	30.00%	$12.85	28.50%
125.00	25.00%	$12.85	28.50%
120.00	20.00%	$12.85	28.50%
119.00	19.00%	$12.85	28.50%
115.00	15.00%	$12.25	22.50%
110.00	10.00%	$11.50	15.00%
105.00	5.00%	$10.75	7.50%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$9.50	-5.00%
85.00	-15.00%	$8.50	-15.00%
80.00	-20.00%	$8.00	-20.00%
75.00	-25.00%	$7.50	-25.00%
70.00	-30.00%	$7.00	-30.00%
65.00	-35.00%	$6.50	-35.00%
60.00	-40.00%	$6.00	-40.00%
55.00	-45.00%	$5.50	-45.00%
50.00	-50.00%	$5.00	-50.00%
45.00	-55.00%	$4.50	-55.00%
40.00	-60.00%	$4.00	-60.00%
35.00	-65.00%	$3.50	-65.00%
30.00	-70.00%	$3.00	-70.00%
25.00	-75.00%	$2.50	-75.00%

Example 1 — On the final valuation date, the basket closes 10% above the initial basket level. Since the basket return is 10%, we will pay you 1.5 × the basket return, or a 15% total return, and the payment at maturity per Security will be calculated as follows:

$10.00 + ($10.00 × 1.5 × 10%) = $10.00 + $1.50 = $11.50

Example 2 — On the final valuation date, the basket closing level is 35% above the initial basket level. Since 1.5 × the basket return of 35% is more than the maximum gain of 28.50%, we will pay you the maximum gain of 28.50%, and the payment at maturity will be equal to $12.85 per Security.

Example 3 — On the final valuation date, the basket closing level is equal to the initial basket level. Since the basket return is 0%, we will repay the full principal amount and the payment at maturity will be equal to $10.00 per Security.

Example 4 — On the final valuation date, the basket closing level is 20% below the initial basket level. Since the basket return is -20%, we will pay you less than the full principal amount and the payment at maturity per Security will be calculated as follows:

$10.00 + ($10.00 × -20%) = $8.00

Accordingly, if the final basket level is below the initial basket level, we will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. You may lose up to 100% of your initial investment.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — 10. Non-Currency-Linked Securities that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-44 of the Product Supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-50 of the Product Supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Securities or a portion of your Securities. If section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations — 10. Non-Currency-Linked Securities that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-44 of the Product Supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Market Disruption Events

With respect to each basket commodity, the calculation agent will determine the initial commodity price on the trade date and the final commodity price on the final valuation date. The date of determination of the initial commodity price or final commodity price (in each case, the “determination date”) may be postponed for a basket commodity, and thus the determination of the initial basket level or the final basket level (as the case may be) may be delayed, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the basket commodity (any such basket commodity affected by a non-trading day or a market disruption event, a “disrupted basket commodity”). If such postponement occurs, the initial commodity price or final commodity price for the disrupted basket commodity may be determined by the calculation agent by reference to the Closing Price of the disrupted basket commodity on the first business day on which no market disruption event has occurred or is continuing for such basket commodity, as determined by the calculation agent. In no event, however, will a determination date with respect to a basket commodity be postponed by more than eight business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the Closing Price for each disrupted basket commodity that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial commodity price or the final commodity price, as applicable, for such disrupted basket commodity.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, the final valuation date and the maturity date as it deems appropriate.

A “market disruption event” for a particular basket commodity will not necessarily be a market disruption event for another basket commodity. If, on the originally scheduled determination date, no market disruption event with respect to a particular basket commodity occurs or is continuing, then the determination of the Closing Price for such basket commodity will be made on the originally scheduled determination date, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket commodities.

Notwithstanding the occurrence of one or more market disruption events with respect to a basket commodity, the calculation agent may waive its right to postpone the determination date with respect to such basket commodity if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the Closing Price of the basket commodity.

Any of the following will be a market disruption event with respect to a basket commodity, as determined by the calculation agent:

♦	the failure of Bloomberg to announce or publish the Closing Price for such basket commodity, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the official settlement price is not published for such basket commodity;
♦	a material suspension, absence or limitation of trading in such basket commodity on its relevant exchange, or in option contracts relating to such basket commodity in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);
♦	such basket commodity or option contracts relating to such basket commodity do not trade on what was, on the trade date, the relevant exchange for the basket commodity or the related exchange for those options;
♦	the relevant exchange for such basket commodity or the related exchange or quotation system, if any, for option contracts relating to such basket commodity fails to open for trading during its regular trading session;
♦	the permanent discontinuation or disappearance of trading in a basket commodity or option contracts relating to such basket commodity or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in such basket commodity or the option contracts relating to such basket commodity;
♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of such basket commodity;
♦	the occurrence since the trade date of a material change in the content, composition or constitution of a basket commodity;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for such basket commodity on its relevant exchange or effect transactions in, or obtain market values for option contracts related to such Commodity on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on such basket commodity by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Securities.

The following events will not be market disruption events:

♦	a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option contracts relating to a basket commodity.

For this purpose, an “absence of trading” in the related exchange for option contracts related to a basket commodity, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in a basket commodity or option contracts related to a basket commodity, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,
♦	an imbalance of orders, or
♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to each basket commodity, the CBOT or any successor thereto, and with respect to any successor commodity (as defined under “Discontinuation of Trading of a Basket Commodity on Its Relevant Exchange; Alternative Method of Calculation”, the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

Discontinuation of Trading of a Basket Commodity on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of a basket commodity discontinues trading in such basket commodity, the calculation agent may replace such basket commodity with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued basket commodity (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then the final commodity price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the final valuation date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Securities.

If the relevant exchange discontinues trading in a basket commodity or the physical delivery of the physical commodity underlying a basket commodity (an “underlying commodity”) prior to, and such discontinuation is continuing on, the final valuation date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the final valuation date, then the calculation agent will determine the final commodity price for such basket commodity or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued basket commodity, the final commodity price for such basket commodity will be the settlement price that the calculation agent determines to be fair and commercially reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the date following the final valuation date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in a basket commodity may adversely affect the value of the Securities.

If at any time the method of calculating the final commodity price of a basket commodity or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such final commodity price does not, in the opinion of the calculation agent, fairly represent the value of such basket commodity or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the final valuation date for such basket commodity or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for such basket commodity or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Securities.

Historical Information relating to the Basket Commodities

The information in the three charts below and on the next page reflects the historical Closing Price per bushel of the first nearby futures contracts for Corn, Soybeans and Wheat,stated in U.S. cents, as reported by Bloomberg Professional® service (“Bloomberg”) for each day in the period from January 2, 2001 through February 25, 2011. As of February 25, 2011, the Closing Prices of first nearby futures contracts on Corn, Soybeans and Wheat were 712 cents, 1365½ cents and 776½ cents, respectively. The historical performance of the price of each basket commodity should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of any basket commodity on any given day in the future.

Your payment at maturity will be based on the performance of an equally weighted basket consisting of futures contracts on Corn, Soybeans and Wheat. An increase in the price of a basket commodity will have a positive impact on the basket return. Conversely, a decrease in the price of a basket commodity will have a negative impact on the basket return. Price movements in the basket commodities may not correlate with each other, and increases in the price of one or more of the basket commodities may be moderated, or more than offset, by lesser increases or declines in the price of the other basket commodities. See “Key Risks — Correlation and performances among the basket commodities may reduce the performance of the Securities, and changes in the value of the basket commodities may offset each other” under “Key Risks” on page 6.

Historical Performance of Futures Contracts on Corn

Source: Bloomberg

Historical Performance of Futures Contracts on Soybeans

Source: Bloomberg

Historical Performance of Futures Contracts on Wheat

Source: Bloomberg

We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.